Exhibit 4.4

                      THIRD AMENDMENT TO THE FOURTH AMENDED
                    AND RESTATED LOAN AND SECURITY AGREEMENT


     THIS THIRD AMENDMENT TO THE FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this "Amendment")is made and entered into as of this 26th day of March, 1997, by and among PEOPLES TELEPHONE COMPANY, INC., a New York corporation ("Borrower"), each of the Lenders signatory hereto (hereinafter referred to individually as a "Lender" and collectively as the "Lenders"), and CREDITANSTALT- BANKVEREIN, an Austrian banking corporation, as agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, hereinafter referred to as the "Agent");

                              W I T N E S S E T H:

     WHEREAS, on March 12, 1990, Borrower entered into a certain Loan and Security Agreement, dated as of March 12, 1990, as amended (as so amended, the "Original Loan Agreement"), among Borrower, the banks party thereto and the Agent, pursuant to which such banks made available to Borrower a revolving credit facility; and

     WHEREAS, the Original Loan Agreement was superseded by that certain Amended and Restated Loan and Security Agreement, dated as of May 4, 1992 (the "First Restated Agreement") among the Borrower, the banks party thereto and the Agent; and

     WHEREAS, the First Restated Agreement was superseded by that certain Second Amended and Restated Loan and Security Agreement, dated as of March 29, 1993 (the "Second Restated Agreement") among Borrower and PTC Cellular, Inc., a Delaware corporation, as borrowers, the banks party thereto and the Agent; and

     WHEREAS, the Second Restated Agreement was superseded by that certain Third Amended and Restated Loan and Security Agreement, dated as of February 17, 1994 (the "Third Restated Agreement") among the Borrower, the lenders party thereto and the Agent; and

     WHEREAS, the Third Restated Agreement was superseded by that certain Fourth Amended and Restated Loan and Security Agreement, dated as of July 19, 1995 (the "Fourth Restated Agreement") among the Borrower, the lenders party thereto (the "Lenders") and the Agent; and

     WHEREAS, the Fourth Restated Agreement was amended on November 29, 1995 pursuant to that certain Waiver and First Amendment to Fourth Amended and Restated Loan and Security Agreement and on April 4, 1996 pursuant to that certain Second Amendment to Fourth Amended and Restated Loan and Security Agreement;

     WHEREAS, Borrower has requested that the Lenders and the Agent increase the Commitment (as defined in the Fourth Restated Agreement) from Ten Million Dollars ($10,000,000) to Twenty Million Dollars ($20,000,000);

     WHEREAS, the Lenders and the Agent are willing to increase the Commitment as requested on the condition that the Fourth Restated Agreement is amended as set forth herein;

     NOW, THEREFORE, for and in consideration of the foregoing premises, the mutual promises, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

          1. Defined Terms. All capitalized terms used herein and not expressly defined herein shall have the same respective meanings given to such terms in the Fourth Restated Agreement.

          2. Definitions.

               2.1. Section 1.1 of the Fourth Restated Agreement is hereby amended by adding the following definition of "Applicable Margin" to read as follows:

               "Applicable Margin" shall mean (a) with respect to Eurodollar Loans, three and one half percent (31/2%) per annum and (b) with respect to Base Rate Loans, one and one-half percent (11/2%) per annum; provided, however, that if on the last day of any fiscal quarter Borrower's Leverage Ratio shall fall within any of the ranges set forth below, then, subject to delivery by a senior financial officer of Borrower of financial statements for that quarter, together with a Compliance Certificate of the chief financial officer of Borrower certifying as to Borrower's
               Leverage Ratio, in each case as required pursuant to Section 6.2(a) hereof, the Applicable Margin payable on the Loans shall be adjusted, from the date of Agent's receipt of such financial statements and Compliance Certificate until the date on which the next following quarterly financial statements are required to be delivered to the Agent, to the rate, calculated daily on the basis of a 360-day year and actual days elapsed, for the applicable type of Loan set forth opposite such range in the schedule below:

         Leverage Ratio Base              Rate Loans      Eurodollar Rate Loans
         -----------------------------    ----------      ---------------------
         Greater than 3.00:1.00              1.50%             3.50%
         Less than or equal to 3.00:1.00     1.00%             3.00%
         Less than or equal to 2.50:1.00      .50%             2.50%



               If Borrower does not qualify for an adjustment in interest rates as set forth above for any given fiscal quarter of Borrower or if no Compliance Certificate and quarterly financial statements are delivered by the required date, the Applicable Margin shall be those set forth in clauses (a) and (b) above.

               2.2. Section 1.1 of the Fourth Restated Agreement is hereby amended by deleting the definition of "Base Lending Rate" in its entirety and substituting in lieu thereof a new definition of "Base Lending Rate" to read as follows:

               "Base Lending Rate" shall mean an interest rate per annum, fluctuating daily, equal to the higher of (a) a rate announced by Creditanstalt from time to time at its principal office in Greenwich, Connecticut, as its prime date for domestic (United States) commercial loans in effect on such date; and (b) the Federal Funds Rate in effect on such date plus one-half percent (1/2%). The Base Lending Rate is not necessarily intended to be the lowest rate of interest charge by Creditanstalt in connection with extensions of credit. Each change in the Base Lending Rate shall result in the corresponding change in the interest rates hereunder with respect to a Base Rate Loan and such change shall be effective on the effective date of such change in the Base Lending Rate.

               2.3. Section 1.1 of the Fourth Restated Agreement is hereby further amended by deleting the definition of "Business Day" in its entirety and substituting in lieu thereof a new definition of "Business Day" to read as follows:

               "Business Day" shall mean a day on which banks are not required or authorized to close in New York, New York or Greenwich, Connecticut and, if such day relates to a borrowing of, a payment or prepayment of principal or interest on a Continuation or Conversion of or into, or an Interest Period for a Eurodollar Loan or a notice by Borrower with respect to any such borrowing, payment, prepayment, Continuation, Conversion or Interest Period, which is also a day on which dealings by and between banks in U.S. dollar deposits are carried out in the interbank Eurodollar market.

               2.4. Section 1.1 of the Fourth Restated Agreement is hereby further amended by deleting the definition of "Commitment" in its entirety and substituting in lieu thereof a new definition of "Commitment" to read as follows:

               "Commitment" shall mean the aggregate obligation of the Lenders to make Loans to Borrower, subject to the terms and conditions hereof, up to an aggregate principal amount not to exceed at any one time outstanding as to all the Lenders equal to Twenty Million Dollars ($20,000,000), subject to reduction as set forth in Section 2.10 hereof.

               2.5. Section 1.1 of the Fourth Restated Agreement is hereby further amended by deleting the definition of "Creditanstalt" in its entirety and substituting in lieu thereof a new definition of "Creditanstalt" to read as follows:

               "Creditanstalt" shall mean Creditanstalt-Bankverin, an Austrian Banking corporation, having offices at 2 Greenwich Plaza, 4th Floor, Greenwich, Connecticut 06830, and its successors and assigns.

               2.6. Section 1.1 of the Fourth Restated Agreement is hereby amended by deleting the defined term "Leverage Ratio" in its entirety and by substituting therefor a new definition of "Leverage Ratio" to read as follows:

               "Leverage Ratio" shall mean, as of the last day of any fiscal quarter of Borrower, the ratio of (a) the aggregate principal amount of Borrower's Indebtedness outstanding on such date, to
               (b) an amount equal to (i) in the case of the fiscal quarter ending March 31, 1997, the product of the Borrower's Operating Cash Flow for the fiscal quarter ending on such date multiplied by four (4); (ii) in the case of the fiscal quarter ending June 30, 1997, the product of the Borrower's Operating Cash Flow for the two fiscal quarter period ending on such date multiplied by two (2); (iii) in the case of the fiscal quarter ending September 30, 1997, the product of the Borrower's Operating Cash Flow for the three fiscal quarter period ending on such date multiplied by four-thirds (4/3); and (iv) for any fiscal quarter thereafter, the Borrower's Operating Cash Flow for the four fiscal quarter period then ending; in each case computed on a consolidated basis for the Borrower and its Subsidiaries in accordance with GAAP.

               2.7. Section 1.1 of the Fourth Restated Agreement is hereby further amended by deleting the definition of "Maturity Date" in its entirety and substituting in lieu thereof a new definition of "Maturity Date" to read as follows:

               "Maturity Date" shall mean March 26, 2000.


               2.8. Section 1.1 of the Fourth Restated Agreement is hereby amended by adding the following phrase to the last sentence of the defined term "Permitted Liens" to read as follows: (f) liens permitted under Section 7.2 (e) hereof.

               2.9. Section 1.1 of the Fourth Restated Agreement is hereby further amended by deleting the definition of "Quoted Rate" in its entirety and substituting in lieu thereof a new definition of "Quoted Rate" to read as follows:

               "Quoted Rate" shall mean, when used with respect to an Interest Period for a Eurodollar Loan, the quotient of (i) the offered rate quoted by Creditanstalt in the interbank Eurodollar market in Greenwich, Connecticut or London, England on or about 11:00 a.m. (prevailing Eastern or London time, as the case may be) two Business Days prior to such Interest Period for U.S. dollar deposits in an aggregate amount comparable to the principal amount of the Eurodollar Loan to which the Quoted Rate is to be applicable and for a period comparable to such Interest Period, divided by (ii) one minus the Reserve Percentage. For purposes of this definition, (a) "Reserve Percentage" shall mean with respect to any Interest Period, the percentage which is in effect on the first day of such Interest Period under Regulation D as the maximum reserve requirement from member banks of the Federal Reserve System in Greenwich, Connecticut with deposits comparable in amount to those of Creditanstalt against Eurocurrency Liabilities (b) "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D, as in effect from time to time. The Quoted Rate for the applicable period shall be adjusted automatically on as of the effective date of any change in the applicable Reserved Percentage.

     3. Borrowing Procedures. The Fourth Restated Agreement is hereby further amended by deleting Section 2.2 thereof in its entirety and by substituting therefor a new Section 2.2 to read as follows:

               2.2 Borrowing Procedures.

                    (a) Borrower shall give Agent a Notice of Borrowing in connection with each request for a Loan hereunder in accordance with Section 2.12 hereof. The Agent shall promptly notify each Lender of any Notice of Borrowing received hereunder. Not later than 11:00 a.m (prevailing Eastern time), on the date specified for each borrowing hereunder, each Lender shall make available to the Agent the amount of the Loan to be made by such Lender in accordance with such Lender's Commitment Percentage, in immediately available funds at an account with Creditanstalt designated by the Agent. The Agent shall, subject to the terms and conditions of this Agreement, not later than 1:00 p.m. (prevailing Eastern time) on the Business Day specified for such borrowing, make such amount available to Borrower at the Agent's office in Greenwich, Connecticut.

                    (b) Unless the Agent shall have been  notified by any Lender at least one Business Day prior to the date on which any Eurodollar Loan is to be made to Borrower and not later than 11:00 a.m. (prevailing Eastern time) on the date any Base Rate Loan is to be made, that such Lender does not intend to make available to the Agent such Lender's Commitment Percentage of such Loan, the Agent may assume that such Lender has made such amount available to the Agent on the date of such Loan and the Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If such corresponding amount is not in fact made available to Agent by such Lender, the Agent shall be entitled to recover such corresponding amount on demand from such Lender, which demand shall be made in a reasonably prompt manner. If such Lender does not pay such a corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify Borrower and Borrower shall pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to Borrower to the date such corresponding amount as recovered by the Agent at a rate per annum equal to the Federal Funds Rate, for the first two Business Days, and then thereafter at the rate per annum then in effect with respect to Base Rate Loans. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment Percentage of the Commitment hereunder or to prejudice any rights which the Agent or Borrower may have against any Lender as a result of any Default by such Lender hereunder.

     4. Payments. The Fourth Restated Agreement is hereby further amended by deleting Subsection 2.8(a) thereof in its entirety and by substituting therefor a new Subsection 2.8(a) to read as follows:

                    (a) Each payment by the Borrower  pursuant to this Agreement or the Notes shall be made prior to 1:00 p.m. (prevailing Eastern time) on the date due and shall be made without set-off or counterclaim to the Agent at its principal U.S. office located at Two Greenwich Plaza, 4th Floor, Greenwich, Connecticut or at such other place or places as Agent may designate from time to time in writing to Borrower. Each such payment shall be in lawful currency of the United States of America and in immediately available funds. The Agent shall promptly remit to each Lender such Lender's share of any payment received by the Agent from Borrower.

     5. Certain Notices. The Fourth Restated Agreement is hereby further amended by deleting Section 2.12 thereof in its entirety and by substituting therefor a new Section 2.12 to read as follows:

               2.12 Certain Notices. All notices given by Borrower to the Agent of terminations or reductions of the Commitment, or of borrowings, or prepayments of Loans hereunder shall either be oral, with prompt written confirmation by telecopy, or in writing, with such written confirmation or writing, in the case of a borrowing, to be substantially in the form of Exhibit B attached hereto (a "Notice of Borrowing"); shall be irrevocable; shall be effective only if received by Agent prior to 10:00 a.m. (Eastern time) on a Business Day which is: (a) at least fifteen (15) days prior to such termination or reduction of the Commitment; (b) not later than the date such Loan is to be made as, Converted to or Continued as a Base Rate Loan; (c) at least three (3) Business Days prior to the date such Loan is to be made as, Converted to or Continued as a Eurodollar Loan; (d) at least five (5) days prior to any such prepayment, in the case of a prepayment of a Base Rate

          Loan; or (e) not later than the date of any such prepayment, in the case of a prepayment of a Base Rate Loan. Each such notice to reduce the Commitment or to prepay the Loans shall specify the amount of the Commitment to be reduced or of the Loans to be prepaid and the date of such reduction or prepayment. Each such notice of borrowing, Conversion or Continuation shall specify: (i) the amount of such borrowing, Conversion or Continuation (which shall be an integral multiple of $100,000 and, if a Eurodollar Loan, shall be in a minimum principal amount of $1,000,000); (ii) that the amount of the Loan to be made, Converted or Continued when aggregated with all other Loans to be outstanding following the funding of such Loan, does not exceed the Borrowing Base; (iii) whether such Loan will be made, Converted or Continued as a Eurodollar Loan or as a Base Rate Loan; (iv) the date such Loan is to be made, Converted or Continued (which shall be a Business Day and, if such Loan is to Convert or Continue a Eurodollar Loan then outstanding, shall not be prior to the then current Interest Period for such outstanding Loan); and (v) if such Loan is a Eurodollar Loan, the duration of the Interest Period with respect thereto. If Borrower fails to specify the duration of the Interest Period for any Eurodollar Loan, Borrower shall instead be deemed to have requested that such Loan be made as, Converted to or Continued as a Base Rate Loan. Each request for a borrowing, Conversion or Continuation of a Loan or for any other financial accommodation by Borrower pursuant to this Agreement or the other Loan Documents shall constitute (x) an automatic warranty and representation by Borrower to each Lender that there does not then exist a Default or Event of Default or any event or condition which, with the making of such Loan, would constitute a Default or Event of Default and (y) an affirmation that as of the date of such request all of the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects, both before and after giving effect to the application of the proceeds of the Loan except for such changes in such representations and warranties which do not constitute a Default or Event of Default hereunder, which do not, individually or in the aggregate, have a Material Adverse Effect and which have, to the extent required, been disclosed to the Agent and the Lenders pursuant to Section 6.2 hereof or otherwise. If on the last day of the Interest Period of any Eurodollar Loan hereunder, Agent has not received a timely notice hereunder to Convert, Continue or prepay such Loan, Borrower shall be deemed to have submitted a notice to Convert such Loan to a Base Rate Loan.

     6. Interest. The Fourth Restated Agreement is hereby further amended by deleting Sections 3.1, 3.2 and 3.3 thereof in their entirety and by substituting therefor new Sections 3.1, 3.2 and 3.3 to read as follows:

          3.1 Interest.

               (a) Subject to modification pursuant to Section 10.1 hereof, the average daily outstanding principal amount of the Loans and all other sums payable by Borrower hereunder shall bear interest from the date thereof until paid in full at the following rates:

                    (i) the outstanding principal amount of each Eurodollar Loan shall bear interest at a fixed rate of interest per annum equal to the Quoted Rate for the then- current Interest Period for such Loan plus the Applicable Margin, calculated on the basis of a 360-day year and actual days elapsed; and

                    (ii) the outstanding principal amount of each Base Rate Loan and all other sums payable by Borrower hereunder shall bear interest at a fluctuating rate per annum equal to the Base Lending Rate plus the Applicable Margin, calculated daily on the basis of a 360-day year and actual days elapsed.

               (b) Accrued interest shall be payable (i) in the case of Base Rate Loans, monthly on the first day of each month hereafter for the previous month, commencing with the first such day following the Effective Date; (ii) in the case of a Eurodollar Loan, on the last day of each Interest Period, provided, however, that if any Interest Period in respect of a Eurodollar Loan is longer than three (3) months, such interest prior to maturity shall be paid on the last Business Day of each three (3) month interval within such Interest Period as well as on the last day of such Interest Period; (iii) in the case of any Loan, upon the payment or prepayment thereof; (iv) in the case of any other sum payable hereunder as set forth elsewhere in this Agreement or, if not so set forth, on demand; and (v) in the case of interest payable at the Default Rate, on demand.

          3.2 Limitations on Interest Periods. Borrower may not select any Interest Period which extends beyond the Maturity Date. Borrower shall not have more than three (3) different Interest Periods for Eurodollar Loans outstanding at any given time during the term of this Agreement; provided, however, that so long as no Base Rate Loans are outstanding, Borrower may have up to four (4) different Interest Periods for Eurodollar Loans outstanding.

          3.3 Conversions and Continuations. So long as there then exists no Default or Event of Default, Borrower shall have the right, from time to time, to Convert Loans of one type to Loans of the other type and to Continue Loans of one type as Loans of the same type; provided, however, that Eurodollar Loans may not be Continued or Converted prior to the end of the Interest Period applicable thereto.

     7. Capiatlization. The Fourth Restated Agreement is hereby further amended by deleting Section 5.28 thereof in its entirety and by substituting therefor a new Section 5.28 to read as follows:

     5.28 Capitalization. Borrower has authorized capital stock consisting of 75,000,000 shares of Common Stock, par value $.01 per share, of which as of March 21, 1997, 16,194,684 shares were issued and outstanding, and 5,000,000 shares of Preferred Stock, $.01 par value per share, of which (a) 600,000 shares are designated as Series B Preferred Stock, of which as of March 21, 1997, none were issued and outstanding, and (b) 160,000 shares are designated as Series C Cumulative Convertible Preferred Stock of which as of March 21, 1997, 150,000 shares were issued and outstanding.

     8. Reporting Requirements. The Fourth Restated Agreement is hereby further amended by deleting Subsection 6.2(a)(v) thereof in its entirety and by substituting therefor a new Subsection 6.2(a)(v) to read as follows:

               (v) Together with the annual or interim financial statements referred to in clauses (i) and (ii) above, a compliance certificate of the chief executive officer or the chief financial officer of Borrower, in substantially the forms of Exhibit C hereto (the "Compliance Certificate"), certifying that, to the best of his or her knowledge, no Default or Event of Default has occurred and is continuing or, if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto, and that the calculations for determining the Applicable Margin and compliance with the financial covenants set forth in Article 8 hereof are true and accurate;

     9. Insurance. The Fourth Restated Agreement is hereby further amended by deleting Subsection 6.9(c) thereof in its entirety and by substituting therefor a new Subsection 6.9(c) to read as follows:

               (c) Deliver certificates of insurance for such policy or policies to Agent, containing endorsements, in form satisfactory to the Majority Lenders , providing that the insurance shall not be cancelable, except upon thirty (30) days' prior written notice to Agent. In the event of any termination or notice of non-payment by any insurer with respect to any policy or any lapse in the coverage thereunder, Borrower shall cause such insurer to give prompt written notice to Johanna Connor, Senior Vice President, Creditanstalt-Bankverein, 2 Greenwich Plaza, Greenwich, Connecticut 06836-1300 of the occurrence of such termination, nonpayment or lapse.

     10. Indebtedness. The Fourth Restated Agreement is hereby further amended by deleting Section 7.2 thereof in its entirety and by substituting therefor a new Section 7.2 to read as follows:

          7.2 Indebtedness. Borrower shall not, and shall not permit any of its Subsidiaries to, incur, assume, or suffer to exist any Indebtedness other than (a) the Obligations; (b) Subordinated Debt; (c) Indebtedness of Borrower evidenced by the Senior Notes; (d) Indebtedness in a principal amount of not more than $3,500,000 secured by a mortgage on the real estate owned by Borrower located at 2300 N.W. 89th Place, Miami, Dade County, Florida; and (e) other Indebtedness of Borrower in a principal amount not in excess of Five Million Dollars ($5,000,000) at any one time outstanding provided that not more than Two Million Five Hundred Thousand Dollars ($2,500,000) of Indebtedness permitted by this clause (e) may be secured by any assets of Borrower or its Subsidiaries.

     11. Asset Sales. The Fourth Restated Agreement is hereby further amended by deleting Section 7.3 thereof in its entirety and by substituting therefor a new
Section 7.3 to read as follows:

          7.3 Asset Sales. Borrower shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of the Collateral or any interest therein or any of its other assets except for (a) the sale of Inventory in the ordinary course of business; (b) the sale of assets no longer used or useful in the business of Borrower or its Subsidiaries and having an aggregate value of not more than Two Million Five Hundred Thousand Dollars ($2,500,000) during any fiscal year.

     12. Investments. The Fourth Restated Agreement is hereby further amended by deleting Section 7.5 thereof in its entirety and by substituting therefor a new
Section 7.5 to read as follows:

          7.5 Investments. Borrower shall not, and shall not permit any of its Subsidiaries to make any Investment in any Person except for (i) Acquisition of any Person engaged in the Pay Telephone business for which the aggregate purchase price payable other than in shares of Common Stock (whether payable in cash, notes, property, assumption of liabilities or otherwise, with property being valued at the fair market value thereof and notes and assumed liabilities being valued at the face amount thereof) is not in excess of Two Million Dollars ($2,000,000.00) for any single Acquisition or related series of Acquisitions; provided, however, that at the time of such Acquisition, and giving effect thereto, there does not exist a Default or Event of Default hereunder; and (ii) investments in
     (a) certificates of deposit issued by commercial banks located in the United States (including foreign banks with a United States Federal Branch) having combined capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), and having a maturity date within one year after the date such investment is made; (b) readily marketable commercial paper of a domestic issuer rated at least "A-1" by Standard & Poor's Corporation or "P-1" by Moody's Investors Service, Inc.; and (c) direct obligations of the United States of America or agencies thereof or obligations fully guaranteed by the United States of America.

     13. Financial Covenants. The Fourth Restated Agreement is hereby further amended by deleting Sections 8.1 and 8.2 thereof in their entirety and by substituting therefor new Sections 8.1 and 8.2 to read as follows:

     8.1 Operating Cash Flow. Borrower shall maintain (i) as of the last day of the fiscal quarter of Borrower ending March 31, 1997, Operating Cash Flow for the fiscal quarter then ending of not less than $4,500,000, (ii) as of the last day of the fiscal quarter of Borrower ending June 30, 1997, Operating Cash Flow for the two fiscal quarters then ending of not less than $10,500,000, (iii) as of the last day of the fiscal quarter of Borrower ending September 30, 1997, Operating Cash Flow for the three fiscal quarters then ending of not less than $16,500,000, and (v) as of the last day of each fiscal quarter of Borrower ending after September 30, 1997, Operating Cash Flow for the four fiscal quarter period then ending of not less than the amount set forth below opposite each such applicable period: Applicable Period Amount

                  10/01/97 - 12/31/97             $22,500,000
                  01/01/98 - 03/31/98             $24,500,000
                  04/01/98 - 6/30/98              $26,000,000
                  07/01/98 - 09/30/98             $27,500,000
                  10/01/98 - 12/31/98             $29,000,000
                  01/01/99 - 03/31/99             $30,500,000
                  04/01/99 - 06/30/99             $31,000,000
                  07/01/99 - 09/30/99             $31,500,000
                  Each Fiscal Quarter Thereafter  $32,000,000


     8.2 Interest Coverage Ratio. Borrower shall maintain (i) as of the last day of the fiscal quarter of Borrower ending March 31, 1997, an Interest Coverage Ratio for the fiscal quarter then ending of not less than 1.30:1.00, (ii) as of the last day of the fiscal quarter of Borrower ending June 30, 1997, Interest Coverage Ratio for the two fiscal quarters then ending of not less than 1.50:1.00, (iii) as of the last day of the fiscal quarter of Borrower ending September 30, 1997, Interest Coverage Ratio for the three fiscal quarters then ending of not less than 1.50:1.00, and (v) as of the last day of each fiscal quarter of Borrower ending after September 30, 1997, Interest Coverage Ratio for the four fiscal quarter period then ending of not less than the ratio set forth below opposite each such applicable period:

                  Applicable Period                           Ratio

                  10/01/97 - 12/31/97                        1.50:1.00
                  01/01/98 - 03/31/98                        1.75:1.00
                  04/01/98 - 12/31/98                        2.00:1.00
                  Each Fiscal Quarter thereafter             2.25:1.00

     14. Schedules. The Fourth Restated Agreement is hereby further amended by supplementing each of the schedules thereof with the information attached hereto as Exhibit A and incorporated herein by reference.

     15. Note. The Fourth Restated Agreement is hereby further amended by deleting Exhibit A thereof in its entirety and by substituting therefor new Exhibit A attached hereto as Exhibit B and incorporated herein by reference.

     16. Compliance Certificate. The Fourth Restated Agreement is hereby further amended by deleting Exhibit C thereof in its entirety and by substituting therefor new Exhibit C attached hereto as Exhibit C and incorporated herein by reference.

     17. Conditions Precedent. This Amendment shall not become effective unless and until the following conditions have been met, to the sole and complete satisfaction of the Lenders, the Agent and their respective counsel:

          (a) No Material Adverse Change. Since November 30, 1996, there shall not have occurred any material adverse change in the assets, liabilities, business, operations or condition (financial or otherwise) of the Borrower, or any event, condition, or state of facts which would be expected to have a Material Adverse Effect subsequent to the date hereof;

          (b) Fee. All fees due on or prior to the date hereof pursuant to that certain letter agreement dated of even date herewith between Borrower and Creditanstalt shall have been paid;

          (c) Documentation. The Agent and the Lenders shall have received the following documents, each duly executed and delivered to the Agent and the Lenders, and each to be satisfactory in form and substance to Agent and its counsel:

               (i) this Amendment;

               (ii) the Note;

               (iii) the Compliance Certificate;

               (iv) a certificate of the Secretary of Borrower certifying (i) that attached thereto is a true and correct copy of the resolutions adopted by its Board of Directors, authorizing the execution, delivery and performance of this Amendment, the Note and the other documents contemplated hereby, and (ii) as the incumbency and genuineness of its officers executing this Amendment, the Note and the other documents contemplated hereby;

               (v) the written opinion of Steel, Hector & Davis LLP, counsel to Borrower, in the form and substance satisfactory to Lenders and Agent;

               (vi) such other documents, instruments and agreements with respect to the transactions contemplated by this Amendment, in each case in such form and containing such additional terms and conditions as may be reasonably satisfactory to the Majority Lenders, and containing, without limitation, representations and warranties which are customary and usual in such documents.

     18. Representations and Warranties; No Default. Borrower hereby represents and warrants to the Agent and the Lenders that giving effect to this Amendment,
(a) all of Borrower's representations and warranties contained in the Fourth Restated Agreement and the other Loan Documents are true and correct as of the date hereof in all material respects with the same force and effect as if made on and as the date hereof except for such changes in such representations and warranties which do not constitute a Default or Event of Default, which do not, individually or in the aggregate, have a Material Adverse Effect and which have, to the extent required, been disclosed to the Agent and the Lenders pursuant to
Section 6.2 or 6.8 of the Fourth Restated Agreement or otherwise; (b) no Default or Event of Default has occurred and is continuing as of such date under any Loan Document; (c) Borrower has the power and authority to enter into this Agreement and to perform all of its obligations hereunder; (d) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Borrower; and (e) the execution and delivery of this Agreement and performance thereof by Borrower does not and will not violate the Articles of Incorporation, By-laws or other organizational documents of the Borrower and does not and will not violate or conflict with any law, order, writ, injunction, or decree of any court, administrative agency or other governmental authority applicable to Borrower or its properties.

     19. Expenses. Borrower agrees to pay, immediately upon demand by the Agent, all costs, expenses, attorneys' fees and other charges and expenses actually incurred by the Agent in connection with the negotiation, preparation, execution and delivery of this Agreement and any other instrument, document, agreement or amendment executed in connection with this Agreement.

     20. Defaults Hereunder. The breach of any representation, warranty or covenant contained herein or in any document executed in connection herewith, or the failure to observe or comply with any term or agreement contained herein shall constitute a Default or Event of Default under the Fourth Restated Agreement and the Agent and the Lenders shall be entitled to exercise all rights and remedies they may have under the Fourth Restated Agreement, any other documents executed in connection therewith and applicable law.

     21. References. All references in the Fourth Restated Agreement and the Loan Documents to the Fourth Restated Agreement shall hereafter be deemed to be references to the Fourth Restated Agreement as amended hereby and as the same may hereafter be amended from time to time.

     22. Limitation of Agreement. Except as especially set forth herein, this Agreement shall not be deemed to waive, amend or modify any term or condition of the Fourth Restated Agreement, each of which is hereby ratified and reaffirmed and which shall remain in full force and effect, nor to serve as a consent to any matter prohibited by the terms and conditions thereof.

     23. Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any counterpart, each of which, when executed and delivered, will be deemed to be an original and all of which, taken together will be deemed to be but one and the same agreement.

     24. Further Assurances. Borrower agrees to take such further action as the Agent or the Majority Lenders shall reasonably request in connection herewith to evidence the amendments herein contained to the Fourth Restated Agreement.

     25. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties hereto.

     26. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law.

     27. No Claim. Borrower hereby represents, warrants, acknowledges and agrees to end with the Lenders and Agent that (a) Borrower neither holds nor claims any right of action, claim, cause of action or damages, either at law or in equity, against the Lenders and Agent which arises from, may arise from, allegedly arise from, are based upon or are related in any manner whatsoever to the Fourth Restated Agreement and the Loan Documents or which are based upon acts or omissions of the Lenders or Agent in connection therewith and (b) the Obligations are absolutely owed to the Lenders and Agent, without offset, deduction or counterclaim.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment under seal as of the date first written above.



                                 "BORROWER"

                                  PEOPLES TELEPHONE COMPANY, INC.


                                  By: /s/ Bonnis S. Biummi
                                  Bonnie E. Biumi
                                  Executive Vice President and
                                  Chief Financial Officer


                                  Attest: /s/ Francis J. Harkins, Jr.
                                  Francis J. Harkins, Jr.
                                  Secretary

                                                          [CORPORATE SEAL]


                                  "AGENT"

                                  CREDITANSTALT-BANKVEREIN

                                  By:/s/ Robert M. Biringer
                                  Robert M. Biringer
                                  Executive Vice President


                                  By: /s/ Joseph P. Longosz
                                  Joseph P. Longosz
                                  Vice President

                                  [Signatures Continued On Next Page]

                                  [Signatures Continued From Previous Page]



                                  "LENDER"

                                  CREDITANSTALT-BANKVEREIN


                                  By: /s/ Robert M. Biringer
                                  Robert M. Biringer
                                  Eecutive Vice President


                                  By: /s/ Joseph P. Longosz
                                  Joseph P. Longosz
                                  Vice President